1/5 [CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT] Steve Owen Per email: [************] Eindhoven, 24 July 2022 Date Re.: Transition Agreement Dear Steve, This letter agreement (“Agreement”) confirms the conditions that apply in connection with the termination of your employment contract (the “Contract”) with NXP Semiconductors N.V. (“NXP” or the “Company”). We emphasize that (i) your employment agreement is terminated at the initiative of the Company, and (ii) the termination of your employment agreement is not based on an urgent reason (dringende reden) within the meaning of article 7:678 of the Dutch Civil Code and that you are not to blame for the termination of your employment agreement. 1. Termination of employment Your employment agreement with the Company will terminate on November 3, 2022 (“Termination Date”). Until the Termination Date all salary payments (e.g. pensioenbetalingen, mobiliteitsvergoeding, pensioen compensatie, representatie vergoeding, ANW verzekering etc.) will continue. With effect from the Termination Date, any and all salary payments to you shall cease and all other schemes associated with your employment at the Company and at companies belonging to the NXP group, with the exception of that stated below in this agreement, shall come to an end. As of July 26, 2022, your position as Executive Vice President, Global Sales and Marketing will terminate and you will assist with the transition of the Global Sales role and other activities as directed by the Company’s CEO (“Transition Assistance Period”) until the Termination Date. 2. One-off payment In connection with the termination of your employment, you shall receive a lump sum payment in the amount of (gross) EUR 1,000,000.

2/5 The one-off payment of EUR 1,000,000 shall be paid to you after deduction of applicable taxes and social security contributions within thirty days after the Termination Date. 3. Annual Incentive You will be entitled to receive an annual incentive payment under the NXP Annual Incentive Plan (“AIP”) prorated for the applicable periods of the current AIP plan year through your Termination Date. Your payment under the AIP, if any, will be subject to NXP’s AIP formula for your role to you and paid in accordance with the normal NXP timeline for your role. 4. A. Long Term Incentive Plans (LTIP’s) You will not be entitled to any new LTI grants as of July 26, 2022. The effect of your separation and this Agreement upon your participation in any applicable restricted stock unit agreements or any other equity or cash award documents will be governed by the terms of those plans and agreements. Your Long Term Incentives (LTI’s) granted to you since you entered into NXP employment will be treated according to their respective terms and conditions, which means that you will become an Ordinary Leaver upon the Termination Date. As an Ordinary Leaver: • you may keep NXP shares issued to you as a result of Restricted Stock Units vesting on or prior to the Termination Date; • unvested Restricted Stock Units due to vest in the period until the Termination Date will vest in the ordinary course and manner according to the applicable vesting schedule; all your Restricted Stock Units which are unvested at the Termination Date will become null and void without compensation, subject to the following paragraph: In addition, your separation from the employment will be considered “at the convenience of the Company” for purposes of the NXP Semiconductors N.V. 2019 Omnibus Incentive Plan and applicable RSU and PSU Award Agreements. Consequently, a pro rata portion (as defined in the applicable RSU and PSU award agreements) of your unvested RSUs and PSUs awarded thereunder shall vest and be delivered in accordance with the terms of the applicable RSU and PSU Award Agreements. Tax consequences Please note that understanding and preparing for any tax consequences related to the LTI arrangements as set out in this Article 4 will be your responsibility. Designated Insider status As of your Termination Date, you are no longer subject to the NXP Insider Trading Policy, and you are no longer subject to mandatory closed trading periods or pre-clearance procedures. That being said, you should be aware that even though you are not subject to the NXP Insider Trading Policy, securities laws prohibiting you from trading while you

3/5 are in possession of insider information are still applicable. If you have any questions about whether this applies to you please contact the NXP Global Compliance Officer (Timothy Shelhamer). E*Trade account This is to confirm that the E*trade option “settle via pay-roll” is not possible for you any more after the Termination Date. B. LTIP Non-compete obligations Further it is explicitly agreed upon that the arrangements in this Article 4 will not apply any longer in case you would become a bad leaver under the LTI terms. You will be considered a bad leaver, and above arrangements in this Article 4, paragraph A will no longer apply, if you, in the period until two years after the Termination Date breach your obligations under the next paragraph of this Article 4.B. Until two years after the Termination Date you may not, without the Company’s prior written consent, directly or indirectly, for yourself or for others, and against payment or otherwise, in any way work for, or be involved with or have an interest in any company active in the semiconductor field and/or a direct customer of NXP, including but not limited to: AMD, AMS, Analog Devices, Broadcom, Infineon, Intel, Marvell, MediaTek, Microchip, Qualcomm, Renesas, ON Semiconductor, Power Integrations, Silicon Laboratories, STMicroelectronics and Texas Instruments, which for the avoidance of doubt shall not include investments in listed companies. You may not, directly or indirectly and in any capacity whatsoever, actively solicit or actively endeavor to entice away or actively recruit any NXP employees in said period. Furthermore, in consideration of your employment and receipt of confidential information between now and the Termination Date, and for other valuable consideration which you acknowledge receiving, and to protect NXP’s confidential information as outlined in Article 8 below, you agree that if you breach the non-compete/non-solicit obligations in Article 4.B, NXP may seek specific enforcement of the provisions and injunctive relief in a court of its choosing, including the courts located in Amsterdam, The Netherlands. 5. Pension fund Upon the Termination Date, the pension fund(s) will be notified by NXP that the employment contract ends, and after a few weeks the pension fund(s) will send a letter to you with an overview of your rights. If you have questions with respect to your pension fund(s), you may also contact ABN AMRO Pensions at the following number: + 31 020 58 31 111. 6. Holidays You are expected to have taken any outstanding holidays before the Termination Date and no holidays shall be paid out.

4/5 7. Return of NXP Property You shall return all files, documents, laptop, mobile phone and other NXP property in your possession to the Company on or before the Termination Date. A Human Resources representative will contact you prior to the Termination Date to arrange for the return of all NXP property in your possession. 8. Confidential information and confidentiality You are obliged to ensure that all confidential information relating to NXP and its company activities that you have in your possession is returned to the Company before the Termination Date. As EVP Global Sales and Marketing, you had broad access to highly sensitive and confidential information of NXP, as well as information obtained through non-disclosure agreements with third parties. During your employment, you were exposed to, had access to, and participated in the creation of extremely confidential and proprietary business information. You were directly involved in discussion around a myriad of business issues, including customer needs, projections, and strategies; production costs, margin information, and pricing modes; product roadmaps; manufacturing and cost reduction strategies; product performance; and strategic initiatives by which NXP sought to develop closer relationships with key customers. Further, you were exposed to and participated in employee skill sets and evaluations, employee development plans and compensation. While NXP recognizes and respects your right to work after the Termination Date, NXP is determined to protect its intellectual property rights. In so far as you are not obliged to disclose this information in accordance with the law and/or a judicial decision, you are obliged to observe strict confidentiality in respect of all confidential information that you have obtained on account of your work for NXP, relating to the company activities of NXP in the broadest sense, and the companies associated with this. For the purposes of this provision confidential information is understood to mean all information, which cannot be gained from a generally accessible source. Accordingly, i) you shall not use protected NXP information; ii) you shall respect your ongoing obligations not to use or disclose such confidential information of NXP in your future work, and iii) you shall inform all future employers to take all necessary steps and precautions to ensure against the unintentional use of NXP trade secrets, confidential or proprietary information. 9. Confidentiality Both parties shall treat the content of this letter as confidential. 10. Non-competition and non-recruitment clause

5/5 The current non-competition clause as set out in your employment agreement is replaced by the non-compete and non-recruitment provisions referred to in Article 4.B above. 11. Phone number The Company will cooperate with the transfer of your current mobile phone number to you to the extent such transfer is reasonably feasible. 12. Final Settlement With effect from the end of your employment you shall grant the Company and any successor, and all of their current and former subsidiaries and affiliated entities, full and final discharge for everything over and above that stated above that you have to claim, on account of and in connection with your employment or the termination thereof, and the Company shall grant to you full and final discharge of that which it, over and above that stated above, on account of or in connection with your employment or the termination thereof, has to claim from you. 13. Waiver of right of rescission The employee has the right to dissolve this agreement within 14 days after the signing of this agreement by means of a written statement addressed to the Company, to the attention of the Country HR Manager Netherlands. In all other respects, the Parties waive any right to rescind or otherwise nullify or invalidate this agreement. 14. Choice of Law and Forum This agreement shall be governed by and construed in accordance with the laws of The Netherlands, without regard to its principles of conflict of laws. Any dispute arising under or in connection with this agreement shall be settled by the competent courts in Amsterdam, The Netherlands. Best regards, NXP Semiconductors N.V. /s/ Chris Jensen Chris Jensen, Executive Vice President and Chief Human Resources Officer Agreed and signed: /s/ Steve Owen S. Owen